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                                                               Exhibit (a)(5)(E)

                                  VICTORINOX AG
                                     CH-6438
                                  Ibach-Schwyz
                                   Switzerland

FOR IMMEDIATE RELEASE;                                       CONTACT:
TUESDAY, AUGUST 20, 2002                              MACKENZIE PARTNERS, INC.
                                                     LEX FLESHER (212) 929-5500

                  VICTORINOX AG EXTENDS SWISS ARMY TENDER OFFER

      IBACH-SCHWYZ, SWITZERLAND, August 20, 2002 - Victorinox AG ("Victorinox"), and its wholly owned subsidiary, SABI Acquisition Corp. ("Purchaser"), announced an extension of the expiration date of the Purchaser's tender offer for all outstanding shares of common stock, par value $.10 per share (the "Shares"), of Swiss Army Brands, Inc. (Nasdaq: SABI) from 12:00 midnight, New York City time on Monday, August 19, 2002 until 12:00 midnight New York City time on Monday, August 26, 2002.

      The offer is being extended to accommodate the regulatory review processes and may be further extended in due course.

      Purchaser has been advised by American Stock Transfer & Trust Company, the depositary for the tender offer, that as of the close of business on August 19, 2002, approximately 2,437,891 shares of Swiss Army's common stock had been validly tendered and not withdrawn pursuant to the offer.

      For further information, please contact MacKenzie Partners, Inc. the information for the tender offer, at (800) 322-2885.